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                                                                    Exhibit 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE

Investor contact:       Robert T. Bond, Rational Software Corporation
(408) 496-3694
E-mail rtb@rational.com
Press contact:  Kara Myers, Rational Software Corporation
(408) 496-3891
E-mail karam@rational.com

RATIONAL SOFTWARE CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE PURE ATRIA

Santa Clara, CA (April 7, 1997)--Rational Software Corporation (NASDAQ: RATL) announced today that it has entered into a definitive agreement to acquire Pure Atria Corporation (NASDAQ: PASW) to create a leading software company, operating worldwide, whose products automate the component-based development of software applications.

Under the terms of the acquisition agreement all of the outstanding shares of Pure Atria common stock will be exchanged for shares of Rational on the basis of
0.90 shares of Rational stock for each share of Pure Atria stock. Outstanding options to purchase Pure Atria stock will be converted at the exchange ratio into Rational options. The transaction is expected to be accounted for as a pooling of interests and to qualify as a tax-free reorganization. Rational expects to recognize a one-time charge related to certain merger costs and related expenses in the second quarter of its fiscal 1998.

"Rational's mission is to enable our customers to automate the component-based development of software. Rational and Pure Atria share a common vision and are committed to providing best-in-class products to our customers. By quickly integrating the Pure Atria sales operation into the Rational field sales operation and quickly integrating the industry-leading Pure Atria and Rational products in the context of Rational's proven business model, we are creating in Rational a partner that customers around the world can depend on," said Paul D. Levy, a founder, chairman, and chief executive officer of Rational.

Reed Hastings, a founder, president, and chief executive officer of Pure Atria, stated, "This combination takes advantage of Rational's world-class field sales organization and disciplined management style to accelerate the combined company's drive to become a world-leading software business. Combining with Rational reinforces Pure Atria's founding vision, which is to automate software development while leveraging Pure Atria's superb product portfolio and providing an expanding array of opportunities for the tremendously capable members of the Pure Atria team."

Michael T. Devlin, a Rational founder and the company's president, said, "By quickly integrating the industry-leading Pure Atria and Rational products, we will be providing the most complete solution
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for automating the component-based development of software applications available today. The combined company's product line will address the needs of customers who are demanding complete solutions covering all of the critical aspects of developing business-critical software applications for Windows, the Web, and UNIX."

The board members and officers of Pure Atria will agree to vote their shares in favor of the acquisition. Furthermore, Pure Atria and Rational have granted reciprocal options to purchase newly issued shares equal to approximately 19.9 percent of each of the issuing company's currently outstanding shares, which are exerciseable upon certain events. Completion of the transaction is subject to customary conditions, including approval by the stockholders of Rational and Pure Atria and Hart-Scott-Rodino review. The merger is expected to close in the third quarter of calendar 1997.

Paul D. Levy, a founder, will continue as Rational's chairman and chief executive officer, and Michael T. Devlin, a founder, will continue as Rational's president. Robert T. Bond, a thirteen-year veteran with Rational, will continue as the company's chief operating and financial officer. Upon completion of the merger, Reed Hastings, a founder, president, and chief executive officer of Pure Atria, will become Rational's chief technical officer. Pure Atria's principal lines of business, which focus on automating software quality and test and software configuration management, will become new Rational business units within Rational's products group. The Pure Atria sales and services operation will be integrated into Rational's worldwide field sales operation to form a single, unified sales force managed by Rational's senior vice president for worldwide field operations, John Lovitt, a twelve-year veteran with the company. Rational's board of directors will continue in place following completion of the acquisition.

Rational Software Corporation develops, markets, and supports a comprehensive solution that automates the component-based development of software. Rational's solution includes an integrated family of products that automate development and quality assurance throughout the software lifecycle, a software process that can be configured to the specific needs of customers, and a range of consulting and support services. For more information on Rational's products and services, visit Rational's Web site at www.rational.com.

The forward looking statements contained in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties, including the potential inability to complete the described transactions as scheduled, or at all, risks involving the ability to successfully integrate Rational and Pure Atria, the ability to successfully develop new products, market acceptance of existing and new products of the combined companies, the continued success of the Microsoft and UNIX operating systems, variances between actual and estimated costs and expenses related to the proposed merger, the potential for fluctuations in quarterly operating results, rapid technological change, and intense competition from current and potential competitors who may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Actual results may differ materially.
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# # # # #

The word "Rational" and Rational's products are trademarks of Rational Software Corporation. References to other companies and their products use trademarks owned by the respective companies and are for reference purposes only.

For more information contact:
Rational Software Corporation
2800 San Tomas Expressway
Santa Clara, CA 95051-0951
Tel. (408) 496-3600 or (800) RAT-1212 Fax (408) 496-3636
Fax-on-demand (408) 496-3966
E-mail info@rational.com
Web www.rational.com